Exhibit 10.1
ALLOCATED GOLD STORAGE AND CUSTODY AGREEMENT entered into as of the 10th day of June, 2022.
BETWEEN:	ROYAL CANADIAN MINT, Ottawa, Ontario, Canada, a Crown corporation established by the Royal Canadian Mint Act (Canada)

(hereinafter referred to as the “Mint”)

AND:
SPROTT ESG GOLD ETF (the “Trust” or the “Customer”) and SPROTT ASSET MANAGEMENT LP, a limited partnership formed under the laws of the Province of Ontario, Canada, pursuant to the Limited Partnerships Act (Ontario) by declaration dated September 17, 2008, the sponsor of the Trust (the “Sponsor”), with offices in the United States and Canada

WHEREAS the Trust is an exchange-traded fund formed under the laws of the State of Delaware on February 10, 2021, operating pursuant to the Amended and Restated Trust Agreement between the Sponsor, Delaware Trust Company and the Trust dated June 2, 2022.
WHEREAS the Customer entered into a trading and unallocated gold custody agreement with the Mint dated June 10, 2022, bearing number LS2021-064 with respect to Fine Gold to be held by the Mint on an unallocated basis on behalf of the Trust (the “Gold Trading and Custody Agreement”).
WHEREAS the Gold Trading and Custody Agreement contemplates the possibility of the Customer making physical withdrawals of unallocated Fine Gold in the form of 400-Ounce London Good Delivery bars of ESG Approved Gold for storage by the Mint on an allocated basis.
WHEREAS the Customer wishes to engage the Mint as the custodian of the Trust’s said 400-Ounce London Good Delivery bars of ESG Approved Gold, and the Mint agrees to store the same at the Mint’s Facility in accordance with the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties hereto agree as follows:
1.	Definitions
In the Agreement (as defined below), the following terms and expressions have the following meanings:
“Account” has the meaning provided in Sub-Clause 3(b).
“Agreement” means this agreement and any document referred to in this agreement as forming part of this agreement.

“Agreements” has the meaning ascribed thereto in clause 27.
“Authorized Participant” and “Authorized Participants” have the meanings ascribed thereto in the Form S-1 registration statement filed with the Securities and Exchange Commission by the Trust on June 1, 2022, and, for the purposes of the Agreement, who have entered into a trading agreement with the Mint.
“Authorized Representative” has the meaning ascribed thereto in sub-clause 3(h).
“Business Day” means any Monday to Friday inclusively, excluding holidays observed by the Mint.
“Confidential Information” means all information received by a party to the Agreement (the receiving party) from another party to the Agreement (the disclosing party) during the course of the Agreement, whether disclosed in written, oral and/or visual form, which is identified by the disclosing party as confidential at the time of disclosure or that a reasonable person would consider, from the nature of the information or circumstances of disclosure, as being confidential. Confidential Information includes, but is not limited to, information relating to the respective parties’ research, developments, technology, know-how, pricing, finances, marketing, business plans and customer lists.
“ESG Approved Gold” has the meaning ascribed thereto in the Gold Trading and Custody Agreement.
“Exchange for Fine Gold Credits” and “Exchanges for Fine Gold Credits” have the meaning ascribed thereto in sub-clause 3(g).
“ESG Approved Mines” has the meaning ascribed thereto in the Gold Trading and Custody Agreement.
“Fine Gold” means gold containing 9,950 or more parts of gold per 10,000 parts.
“Force Majeure” means circumstances or causes beyond the Mint’s reasonable control, including, without limitation, acts or omissions or the failure to cooperate of the Sponsor, the Trustee and/or of third parties (including, without limitation, entities and/or individuals under their respective control, and/or their respective officers, directors, employees and/or other personnel and agents), fire or other casualty, epidemic, pandemic, act of God, strike, lockout or other labour disturbance, riot, war or other violence, or any law, order or requirement of any governmental agency or authority.
“Gold Trading and Custody Agreement” has the meaning ascribed thereto in the recitals hereof.
“LBMA” means the London Bullion Market Association.
“Letter Agreement” has the meaning ascribed thereto in sub-clause 8(a).
“London Good Delivery” means gold bars that meet the standard measure of quality in gold bullion as set forth by the LBMA.
“Mint’s Facility” means the Mint’s facility located at 320 Sussex Drive, Ottawa, Ontario, Canada, K1A 0G8.

“Notice of Loss” means a written notice given by the Mint or the Sponsor in accordance with Sub-Clause 10(b) informing the other party of the discovery of loss, theft, destruction and/or damage of ESG Approved Gold, and specifying the date upon which such loss, destruction and/or damage was discovered.
“Receipt of Deposit” means the document issued by the Mint to the Sponsor confirming the count, gross weight in troy ounces, assay characteristics and bar numbers of the ESG Approved Gold produced by the Mint in furtherance to a physical withdrawal request submitted to the Mint pursuant to the terms of the Gold Trading and Custody Agreement and deposited at the Mint’s Facility under the Account.
“Returning Instructions” means written instructions provided by the Sponsor to the Mint informing the Mint of the carrier or representative to whom the Mint is to give ESG Approved Gold for its return, the Business Day on which the ESG Approved Gold is to be given to the said carrier or representative, said carrier’s or representative’s vehicle model and registration number and any other details which may be requested by the Mint in relation thereto.
“Transfer of Allocated Storage” and “Transfers of Allocated Storage” have the meaning ascribed thereto in sub-clause 3(f).
“Transportation Costs” means any and all costs and expenses related to the transportation of ESG Approved Gold from the Mint’s Facility, inclusive of any applicable taxes, duties, fees and assessments and the costs in obtaining insurance in relation thereto.
“Withdrawal” means the physical withdrawal of the ESG Approved Gold or a portion thereof from the Mint’s Facility.
2.	Interpretation
(a)	Capitalized terms not defined herein have the meaning ascribed thereto in the Gold Trading and Custody Agreement.
(b)
The terms “herein”, “hereby” and “hereunder”, when used in any clause shall, unless the contrary is apparent from the context, be understood to relate to the Agreement as a whole, and not merely to the clause in which they appear.

(c)	The division of the Agreement into sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of the Agreement.
(d)
In the Agreement, unless the context requires otherwise, words importing a singular number include the plural and vice versa and words importing the masculine include the feminine and neuter and vice versa.

(e)	Unless otherwise indicated, any reference to currency is to U.S. currency and any amount advanced, paid or calculated is to be advanced, paid or calculated in U.S. currency.
(f)	References herein to actions to be performed by the Sponsor shall be deemed to refer to the Sponsor acting on behalf of the Trust, unless the context otherwise requires.

3.	Description of Service
(a)	The Mint is appointed to act as custodian of ESG Approved Gold in accordance with the terms contained herein.
(b)
The Mint shall establish and maintain an account (the “Account”) for ESG Approved Gold to be stored under the Agreement. The Account will be established and maintained on an allocated basis and will record the amount of ESG Approved Gold held from time to time in the name of the Trust under the Agreement.

(c)	The Mint agrees to exercise:
(i)	the degree of care, diligence and skill that a reasonably prudent person would exercise in the circumstances; or
(ii)	at least the same degree of care as it exercises with respect to its own property of a similar kind, if this is a higher degree of care than the degree of care referred to in paragraph 3(c)(i).
(d)
Pursuant to the Gold Trading and Custody Agreement, the Sponsor may, from time to time, request the physical withdrawal of Fine Gold held by the Mint on an unallocated basis in the form of at least forty (40) 400-Ounce London Good Delivery bars of ESG Approved Gold for storage by the Mint on an allocated basis under the terms of this Agreement. The first such physical withdrawal may be made for an amount of at least fifteen (15) 400-Ounce London Good Delivery bars of ESG Approved Gold. Conditional upon such a request being in compliance with the terms of the Gold Trading and Custody Agreement, the Mint will, in furtherance to such request, refine and produce the requested 400-Ounce London Good Delivery bars of ESG Approved Gold and will, on the Business Day the production thereof is fully completed, issue a Receipt of Deposit to the Sponsor in relation thereto.

(e)
From time to time during the term of the Agreement the Sponsor may give written notice to the Mint of its intention to withdraw ESG Approved Gold from the Mint’s Facility. Such written notice shall be delivered to the Mint at least three (3) Business Days prior to the Business Day on which the Sponsor wishes the Withdrawal to occur, shall be signed by an Authorized Representative of the Sponsor in accordance with Sub-Clause 3(h) and shall: (i) specify the ESG Approved Gold to be withdrawn from the Mint’s Facility, including, for each bar to be withdrawn, the bar number, the weight in fine and gross troy ounces and the assay characteristics; and (ii) specify the Returning Instructions to the Mint.

(f)
Upon receipt of proper and complete instructions in writing from the Sponsor, the Mint will transfer the ESG Approved Gold or a portion thereof to a third party who has an allocated storage account with the Mint (each a “Transfer of Allocated Storage”, and collectively the “Transfers of Allocated Storage”). The written transfer request must be signed by an Authorized Representative of the Sponsor in accordance with Sub-Clause 3(h) and shall: (i) specify the ESG Approved Gold to be transferred, including, for each bar to be transferred, the bar number, the weight in fine and gross troy ounces and the assay characteristics; and (ii) specify the name and account number of the Mint’s client to whom the ESG Approved Gold is to be transferred to. Transfers of Allocated Storage shall be processed within one (1) Business Day from reception of proper and complete instructions in writing and will be confirmed to the recipient by email on the day of transfer.

(g)
Upon receipt of proper and complete instructions in writing from the Sponsor, the Mint will exchange ESG Approved Gold held by the Mint on an allocated basis pursuant to the terms of the Agreement for an equal amount of unallocated Fine Gold credits to be held by the Mint on an unallocated basis pursuant to the terms of the Gold Trading and Custody Agreement (each an “Exchange for Fine Gold Credits”, and collectively the “Exchanges for Fine Gold Credits”). The written exchange request must be signed by an Authorized Representative of the Sponsor in accordance with Sub-Clause 3(h) and shall: (i) specify the ESG Approved Gold to be exchanged, including, for each bar to be exchanged, the bar number, the weight in fine and gross troy ounces and the assay characteristics. Exchanges for Fine Gold Credits will be processed within one (1) Business Day from reception of proper and complete instructions in writing and will be confirmed by the Mint by email on the day the exchange is completed. Property in the ESG Approved Gold exchanged for Fine Gold credits will vest with the Mint from the time the Trust’s Pool Account (as defined under the Gold Trading and Custody Agreement) is credited with the applicable amount of Fine Gold credits.

(h)
The Sponsor shall provide the Mint with the names and signatures of the authorized representatives who are empowered to do the following on behalf of the Trust: (i) issue requests for Transfers of Allocated Storage pursuant to Sub-Clause 3(f); (ii) issue requests for Withdrawals of ESG Approved Gold from the Mint’s Facility pursuant to Sub-Clause 3(e); (iii) issue requests for Exchanges for Fine Gold Credits pursuant to Sub-Clause 3(g); and (iv) request inventory records pursuant to Sub-Clause 6(a) (collectively the “Authorized Representatives”, and individually an “Authorized Representative”). It is expressly understood and agreed that the Mint shall not be liable for any transfer of ESG Approved Gold made under a Transfer of Allocated Storage, any Withdrawal thereof and/or the provision of inventory records where such requests have been fraudulently executed in the name of an Authorized Representative of the Sponsor, nor for any transfer of ESG Approved Gold under a Transfer of Allocated Storage, any Withdrawal thereof and/or providing inventory records where the authority of any such representative has been revoked and the Mint has not been notified thereof in writing in due time.

(i)
The Mint carries such insurance as it deems appropriate in its experience and judgment, acting reasonably, for its businesses and its position as the custodian of the ESG Approved Gold. The Mint will provide the Sponsor with at least 60 days’ written notice of any cancellation or termination of such insurance coverage.

(j)
Nothing contained in the Agreement shall create between the parties the relationship of principal and agent, mandator and mandatary, partnership or joint venture. The Customer has no authority to and undertakes not to make any representation relating to the Mint, nor give any warranty or representation on behalf of the Mint, without the Mint’s prior written authorization. The Customer will be liable for any and all damages, losses and costs, including special, incidental, consequential, indirect and punitive damages, losses and costs (including lost profits and lost savings) suffered by the Mint as a result of a breach of any of the above undertakings in this sub-clause. The Customer recognizes and acknowledges that any breach or threatened breach of the above undertakings may cause the Mint irreparable harm for which monetary damage may be inadequate. The Customer agrees therefore that the Mint shall be entitled to seek an injunction to restrain the Customer from such breach or threatened breach.

4.	Segregation of ESG Approved Gold
ESG Approved Gold stored under the Agreement shall be physically segregated at all times from gold belonging to the Mint and/or belonging to the Mint’s other customers and will be specifically identified as belonging to the Trust.
5.	Inventory Statements
The Mint will send the Sponsor an inventory statement for the Account on a daily basis. Monthly inventory statements shall also be issued no later than seven (7) Business Days following the end of each calendar month. Daily and monthly inventory statements will include a summary of all Account activity processed during the day the statement is issued or during the previous calendar month, as applicable, in addition to the Account balance.
6.	Audit and Security and Safety Requirements
(a)
Following a minimum of two (2) weeks’ prior written notice from the Sponsor, and for the fee indicated in the Letter Agreement, the Customer’s authorized employees and representatives will have access to the Mint’s Facility for the purpose of performing a physical audit of the ESG Approved Gold held in custody by the Mint, provided that such audit does not disrupt the routine operation of the Mint’s Facility, as reasonably determined by the Mint, and is held on a Business Day during the Mint’s regular business hours. The Mint has the right to reschedule the physical audit in the event the Mint determines, acting reasonably, that the audit would disrupt the routine operation of the Mint’s Facility if held on the date identified in the Sponsor’s written notice. When accessing the Mint’s Facility for the purpose of performing a physical audit of the ESG Approved Gold held in custody by the Mint, the Customer shall ensure that at least one (1) of its authorized employees or representatives is present, and the Mint shall ensure that such employees or representatives are accompanied by at least one (1) representative of the Mint. The Mint shall also provide the Sponsor with the Mint’s inventory records relating to the ESG Approved Gold, where such a request is made in writing and signed by an Authorized Representative of the Sponsor in accordance with Sub-Clause 3(h). Said inventory records will contain information enabling the Sponsor to confirm that the ESG Approved Gold originates from one or more ESG Approved Mines.

(b)	The Customer’s employees and representatives shall present proper credentials to the manager of the Mint’s Facility as a condition of being admitted to the Mint’s Facility.
(c)
The Customer agrees to be bound by the Mint’s security procedures and policies relating to the access to the Mint’s Facility. All authorized employees and representatives who are allowed access to the Mint’s Facility pursuant to the Agreement will be subject to security clearance prior to being admitted to the Mint’s Facility.

(d)	The Customer’s authorized employees and representatives could possibly be subject to search while at the Mint’s Facility.
(e)
Prior to arriving at the Mint’s Facility, the Mint shall provide the Customer with the details of the Mint’s safety regulations; the Customer undertakes to ensure that its authorized employees and representatives will be provided with such safety regulations.

(f)
The Mint will also cooperate with the Trust’s officers, properly designated representatives and independent public accountants with respect to information or confirmation and other reasonable assistance needed regarding the records of the ESG Approved Gold held by the Mint for the purpose of confirming the content of those records. In addition, the Mint understands that, in connection with the preparation of the Trust’s financial statements that will be filed from time to time with the U.S. Securities and Exchange Commission, officers of the Sponsor will be required by law or regulation to provide written assurances regarding the reliability of the internal controls used in the preparation of those financials. To the extent that the Mint’s activities or controls with respect to providing services related to holding ESG Approved Gold are relevant to the information presented in the Trust’s financial statements, the Mint will reasonably cooperate with the Sponsor to enable the Sponsor to provide the required written assurances referred to above and to enable the Trust’s independent public accountants to provide any required attestation or reporting in connection with such assurances.

7.	Indemnity
(a)
The Customer shall indemnify and hold harmless the Mint, its directors, officers, employees and agents, from and against any damages and/or losses, including, but not limited to loss, destruction and/or damage to ESG Approved Gold, any injuries, including, but not limited to, bodily injuries or death, any costs and/or expenses and/or any claim, action, suit and/or other proceeding, including reasonable settlement, judgment and attorney’s fees, arising out of the presence of any of the Customer’s employees, agents, representatives and/or contractors on the premises of the Mint’s Facility and/or arising out of the entering and/or leaving therefrom.

(b)
The Customer warrants that it has legal title to the ESG Approved Gold stored in the Mint’s Facility with the right to transfer possession of the ESG Approved Gold to the Mint free and clear of all liens and encumbrances. The Customer shall indemnify and hold harmless the Mint, its directors, officers, employees and agents, from and against any damages, losses, injuries, costs and/or expenses and/or any claim, action, suit and/or other proceeding, including reasonable settlement, judgment and attorney’s fees, arising out of any breach of this warranty.

8.	Fees and Charges
(a)
The Sponsor will pay to the Mint the fees and charges as agreed pursuant to that certain letter agreement between the Sponsor and the Mint dated June 10, 2022, bearing number LS2021-067 (the “Letter Agreement”), in addition to any other fees, charges and costs to be paid pursuant to the Agreement.

(b)
The Mint will have no obligation to proceed with a requested Withdrawal, Transfer of Allocated Storage and/or Exchange for Fine Gold Credits until all sums due to the Mint per the Agreement and the Letter Agreement have been paid in full.

9.	Risk and Liability
(a)
Except as otherwise provided in the Agreement, the Mint shall bear all risks of loss, theft, damage and/or destruction of ESG Approved Gold from the time the related Receipts of Deposits have been issued by the Mint.

(b)
The Mint’s liability shall terminate in respect of any portion of ESG Approved Gold: (i) at the expiration of the sixty (60) calendar-day prior notice of termination for convenience pursuant to clause 15, whether or not the ESG Approved Gold remains in the Mint’s Facility; (ii) thirty (30) calendar days following the termination of the Agreement for default, whether or not the ESG Approved Gold remains in the Mint’s Facility; (iii) upon transfer of the ESG Approved Gold under a Transfer of Allocated Storage, as requested by the Sponsor; or (iv) upon the transfer of possession to the Sponsor’s Gather or representative in the event of a Withdrawal or the return of the ESG Approved Gold pursuant to the Agreement.

(c)
Fine Gold credits obtained through Exchanges of Pine Gold Credits are subject to the terms of the Gold Trading and Custody Agreement from the time the Mint issues to the Sponsor the confirmation to the effect that the exchange has been processed, including, without limitation, the terms thereof relating to risk of loss, limitation of liability and compensation in the event of a loss, theft or destruction.

(b)
Conditional upon the Sponsor giving the Mint a Notice of Loss in accordance with Sub- Clause 10(b) where the loss, theft, damage and/or destruction is discovered by the Customer, in the event of loss, theft and/or destruction of ESG Approved Gold (whether through fraud, theft, negligence or otherwise and regardless of culpability by the Mint) for which the Mint bears the risks of loss, theft, destruction or damage as provided in Sub-Clause 9(a), the Mint will either, in its discretion:

(i)	replace the lost, stolen and/or destroyed ESG Approved Gold based on the weight and assay characteristics thereof specified in the applicable Receipt(s) of Deposit;
(ii)
compensate the Sponsor for the monetary value of the lost, stolen and/or destroyed ESG Approved Gold based on the weight and assay characteristics thereof specified in the applicable Receipt(s) of Deposit and the market value of the lost, stolen and/or destroyed ESG Approved Gold using the p.m. price of gold expressed in U.S. dollars, as published by the LBMA (or, should the LBMA cease to publish gold prices, any other gold spot rate selected by the Mint acting reasonably) on the first (1st) trading day following the discovery by the Mint of said loss, theft and/or destruction, if first discovered by the Mint, or, if first discovered by the Customer, the first (1st) trading day following the date the relevant Notice of Loss was given to the Mint; or

(iii)
replace a portion of the lost, stolen and/or destroyed ESG Approved Gold based on the weight and assay characteristics thereof specified in the applicable Receipt(s) of Deposit and compensate the Sponsor for the monetary value of the remaining portion of the lost, stolen and/or destroyed ESG Approved Gold based on the weight and assay characteristics thereof specified in the applicable Receipt(s) of Deposit and the market value of the lost, stolen and/or destroyed ESG Approved Gold using the p.m. price of gold expressed in U.S. dollars, as published by the LBMA (or, should the LBMA cease to publish gold prices, any other gold spot rate selected by the Mint acting reasonably) on the first (1st) trading day following the discovery by the Mint of said loss, theft and/or destruction, if first discovered by the Mint, or, if first discovered by the Customer, the first (1st) trading day following the date the relevant Notice of Loss was given to the Mint.

(c)
Conditional upon the Sponsor giving the Mint a Notice of Loss in accordance with Sub- Clause 10(b) where the damage is discovered by the Customer, in the event of damage to ESG Approved Gold for which the Mint bears the risks of loss, theft, destruction or damage as provided in Sub-Clause 9(a), the Mint will restore the portion of damaged ESG Approved Gold to at least as good as state as it was prior to being so damaged.
(d)
Upon replacement of and/or monetary compensation for the lost, stolen and/or destroyed ESG Approved Gold as provided for above, the Customer hereby agrees to and does hereby assign to the Mint all of its right, title and interest in the said lost, stolen and/or destroyed ESG Approved Gold; upon replacement of and/or compensation for lost, stolen and/or destroyed ESG Approved Gold and/or upon restoration of damaged ESG Approved Gold, the Customer hereby agrees to and does hereby assign to the Mint all of its rights of recovery against third parties that are the subject of a claim and/or against whom a claim can be instituted, and to execute any documents as may be reasonably necessary to perfect such assignment upon request by the Mint or the Mint’s insurers.

10.	Notice of Loss
(a)	the Sponsor and the Mint shall maintain a record of all ESG Approved Gold stored pursuant to the Agreement.
(b)
Should the Customer discover a loss, theft, destruction and/or damage of ESG Approved Gold under the Agreement, the Sponsor shall give a Notice of Loss to the Mint, in the manner specified in Sub-Clause 16(b), within five (5) Business Days from the Customer’s discovery of any such loss, destruction and/or damage. Should the Mint discover a loss, theft, destruction and/or damage of ESG Approved Gold under the Agreement, the Mint shall give a Notice of Loss to the Sponsor, in the manner specified in Sub-Clause 16(a), within five (5) Business Days from the Mint’s discovery of any such loss, theft, destruction and/or damage. Notwithstanding the foregoing, in the event that the Sponsor receives a written statement from the Mint in which a discrepancy in the quantity of ESG Approved Gold first appears, the Sponsor must give the Mint, in the manner specified in Sub-Clause 16(b), a Notice of Loss regarding such a discrepancy no later than sixty (60) calendar days following reception of the said written statement. In the event that a Notice of Loss is given by either party in accordance with the above, the Sponsor shall forthwith provide the Mint with an affirmative written statement, subscribed and sworn to by a duly authorized representative of the Sponsor, detailing the ESG Approved Gold lost, stolen, destroyed and/or damaged and substantiated by the books, records and accounts of the Customer. Should the Sponsor either (i) fail to give a Notice of Loss within the period stated herein with respect to a loss, theft, destruction and/ or damage; or (ii) fail to bring an action, suit and/or proceeding within twelve (12) months from the discovery of a loss, theft, destruction and/or damage notwithstanding that a Notice of Loss has been given in accordance with this Sub-Clause, all claims with respect to such loss, destruction and/or damage shall be deemed to have been waived, and no action, suit and/or other proceeding in relation thereto shall be brought against the Mint.

(c)
The parties shall promptly and diligently assist each other to establish the identity of the ESG Approved Gold lost, stolen, destroyed and/or damaged, and shall take all such other reasonable steps as may be necessary to assure the maximum amount of salvage at a minimum cost.

11.	Limitation of Liability of the Mint
Notwithstanding anything to the contrary in the Agreement, in addition to any other limitations of liability of the Mint provided under the Agreement and/or by way of law, the Mint is not liable for any damages, losses (including loss, destruction and/or damage of ESG Approved Gold), costs and/or expenses and/or for non-performance and/or delays of service caused by or resulting from any of the following, whether suffered directly or indirectly by the Mint:
(a)
either: (1) war, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack (i) by any government or sovereign power (de jure or de facto), or by any authority maintaining or using military, naval or air forces; or (ii) by military, naval or air forces; or (iii) by an agent of any such government, power, authority or forces; or (2) insurrection, rebellion, revolution, civil war, usurped power or action taken by governmental authority in hindering, combating or defending against such an occurrence or confiscation by order of any government or public authority.

(b)
either: (i) any chemical, biological, or electromagnetic weapon; (ii) the use or operation, as a means for inflicting harm, of any computer, computer system, computer software, computer software program, malicious code, computer virus or process or any other electronic system; (iii) ionising radiations from or contamination by radioactivity from any nuclear fuel or from any nuclear waste or from the combustion of nuclear fuel; (iv) the radioactive, toxic, explosive or other hazardous or contaminating properties of any nuclear installation, reactor or other nuclear assembly or nuclear component thereof; (v) any weapon or device employing atomic or nuclear fission and/or fusion or other like reaction or radioactive force or matter; or (vi) the radioactive, toxic, explosive or other hazardous or contaminating properties of any radioactive matter. The exclusion in Sub-Clause (vi) does not extend to radioactive isotopes, other than nuclear fuel, when such isotopes are being prepared, carried, stored, or used for commercial, agricultural, medical, scientific or other similar peaceful purposes.

(c)
any act of terrorism or any action taken in controlling, preventing, suppressing or in any way relating to any act of terrorism. An act of terrorism means an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organization(s) or government(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.

(d)	a case of Force Majeure.
12.	Consequential Damages
Except as otherwise specifically provided under the Agreement, neither party shall be liable for special, incidental, consequential, indirect and/or punitive losses and/or damages (including lost profits and/or lost savings), whether or not they had knowledge that such losses and/or damages might be incurred.
13.	Term of the Agreement and Return of ESG Approved Gold
The Agreement is effective as of the date first mentioned above and will continue until terminated by either party pursuant to Clause 14 or Clause 15, as applicable.
14.	Termination for Default
(a)	Where: (i) the Customer is in default in carrying out any of its obligations under the Agreement and fails to correct said default within ten (10) Business Days following a written notice sent by the Mint to the Sponsor informing the latter of the default; (ii) the Customer is dissolved or adjudged bankrupt, or a trustee, receiver or conservator of the Customer or of its property is appointed, or an application for any of the foregoing is filed; or (iii) the Customer is in breach of any representation or warranty contained herein, the Mint may, upon giving written notice to the Sponsor, terminate the Agreement.
(b)
Where: (i) the Mint is in default in carrying out any of its obligations under the Agreement and fails to correct said default within ten (10) Business Days following a written notice sent by the Sponsor to the Mint informing the latter of the default; (ii) the Mint is dissolved or adjudged bankrupt, or a trustee, receiver or conservator of the Mint or of its property is appointed, or an application for any of the foregoing is filed; or (iii) the Mint is in breach of any representation or warranty contained herein, the Sponsor may, upon giving written notice to the Mint, terminate the Agreement.

(c)
Upon the giving of a written notice of termination by either party pursuant to the terms of the present clause, the Sponsor shall forthwith arrange for the return of the ESG Approved Gold and provide Returning Instructions to the Mint. The Transportation Costs for returning the ESG Approved Gold shall be borne by the defaulting party, except that the Mint shall only bear Transportation Costs for returning the ESG Approved Gold to one of Canada’s provincial capitals. ESG Approved Gold left in storage at the Mint’s Facility after the termination date will be subject to storage and handling fees and charges as determined by the Mint; the Customer acknowledges and agrees that such fees and charges may be greater than those set out in the Letter Agreement. Also, the Customer agrees to reimburse the Mint for any and all costs and expenses incurred by the Mint by reason of the ESG Approved Gold having been left in storage at the Mint’s Facility after the termination date.

(d)
In case of termination by the Mint pursuant to the present clause, (i) the Customer shall, except for special, incidental, consequential, indirect, and/or punitive losses and/or damages, be liable towards the Mint for losses and damages which may be suffered by the Mint by reason of the default or occurrence upon which the notice was based. In case of termination by the Sponsor pursuant to the present clause, the Mint shall, except for special, incidental, consequential, indirect and/or punitive losses and/or damages, be liable towards the Sponsor for losses and damages which may be suffered by the Sponsor by reason of the default or occurrence upon which the notice was based.

15.	Termination for Convenience
(a)
Notwithstanding anything contained in the Agreement, either the Mint or the Sponsor may, at its sole discretion, terminate the Agreement by giving sixty (60) calendar days’ written notice to the other party to that effect.

(b)
Upon a notice of termination being given pursuant to the terms of the present clause, the Sponsor shall forthwith arrange for the return of the ESG Approved Gold and provide Returning Instructions to the Mint, the Transportation Costs to be borne by the Customer. ESG Approved Gold left in storage at the Mint’s Facility after the termination date due to the Sponsor not having returned the ESG Approved Gold prior to termination date will be subject to storage and handling fees and charges as determined by the Mint; the Customer acknowledges and agrees that such charges may be greater than those set out in the Letter Agreement. Also, the Customer agrees to reimburse the Mint for any and all reasonable costs and expenses incurred by the Mint by reason of the ESG Approved Gold having been left in storage at the Mint’s Facility after the termination date due to the Sponsor not having returned the ESG Approved Gold prior to the termination date.
(c)
In the event of termination under the present clause, neither party will have any claim for compensation except as otherwise specified in the Agreement and will have no claim for damages and/or loss of profit as a result of the termination.

16.	Notices
(a)	Except as provided under Sub-Clause 16(b), any notice given under the Agreement will be in writing, and will be delivered by messenger, prepaid registered mail or email to the following addresses:
If to the Mint:	If to the Sponsor:

Royal Canadian Mint 320 Sussex Drive Ottawa, Ontario, Canada K IA 0G8 c/o Lorne Whitmore Managing Director, Sales B2B — Bullion & Numismatic Email: whitinore@mint.ca	Sprott Asset Management LP 320 Post Road, Suite 230 Darien, Connecticut 06820 Attention: Whitney George Email: wgeorge@sprottusa.com

If to the Trust:

Sprott ESG Gold ETF c/o Sprott Asset Management LP 320 Post Road, Suite 230 Darien, Connecticut 06820 Attention: Whitney George Email: wgeorge@sprottusa.com

(b)	Notwithstanding Sub-Clause 16(a), a Notice of Loss given by the Sponsor to the Mint pursuant to Sub-Clause 10(b) will be in writing and will be delivered by email to the following address:
Royal Canadian Mint c/o: Norman Toye | Treasury and Risk Management Department E-mail: mintriskingt@mint.ca

(c)	A party may change its address by informing the other party of the new address in writing.
(d)
A notice shall be deemed to have been given: (i) when received, if delivered by messenger; (ii) upon electronic confirmation of delivery, if delivered or transmitted by email (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next Business Day); or (iii) on the fourth (4th) Business Day following the date of mailing, if sent by prepaid registered mail; provided, however, that if at the time of mailing or within four (4) Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice hereunder shall be delivered or transmitted by means of email.

(e)
Any party sending a Notice of Loss shall also endeavour to call the receiving party on the day the Notice of Loss is issued, to notify them of the issuance of the Notice of Loss, at the following telephone numbers:

If to the Mint:	If to the Sponsor:

Treasury and Risk Management Department c/o Norman Toye Tel: (613) 851-1022	Sprott Asset Management LP c/o Whitney George Telephone: 203-636-0977

17.	Waiver
The failure of a party to insist upon strict adherence to any term of the Agreement on one or more occasions will not be considered a waiver or deprive the party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement.
18.	Amendments
Except as specifically provided for herein, the Agreement may not be waived, altered or amended except by an instrument in writing duly executed by the Customer and the Mint.
19.	Assignment
The Agreement shall be binding on the Customer and the Mint and their respective successors and permitted assigns. Neither the Customer nor the Mint shall assign or transfer its rights or obligations hereunder without the prior written consent of the other. Any such consent shall not be unduly delayed or unreasonably withheld.
20.	Applicable Law and Arbitration
(a)
The Agreement and all matters relating to the Agreement (whether in contract, statute, tort (including, without limitation, negligence) or otherwise), is governed by, and construed in accordance with, the laws of the Province of Ontario (without giving effect to the choice of law principles thereof).

(b)
Any dispute arising out of or in connection with the Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Act (Canada), as amended. The number of arbitrators will be one (1). The place of arbitration will be the City of Ottawa, Ontario, Canada. The language to be used in the arbitral proceedings is English and/or French. All proceedings, submissions and awards related to any recourse hereunder shall be kept confidential to the extent permissible by law.

21.	No Bribe
The Customer represents and warrants:

(a)
that no bribe, gift and/or other inducements have been paid, given, promised and/or offered to any official and/or employee of the Mint for, or with a view to, the obtaining of the Agreement by the Customer; and

(b)	that it has not employed any person to solicit or secure the Agreement upon any agreement for a commission, percentage, brokerage and/or contingent fee.
22.	Members of the House of Commons
No Member of the House of Commons shall be admitted to any share or part of the Agreement or to any benefit to arise therefrom.
23.	Confidentiality
(a)
Subject to the exceptions set out below, the receiving party shall keep confidential the disclosing party’s Confidential Information and shall not use any of the disclosing party’s Confidential Information except for the purposes contemplated in the Agreement.

(b)
The receiving party shall disclose the Confidential Information only to those of its own employees, agents or consultants who require the Confidential Information for the purpose of the Agreement. Prior to disclosure of the Confidential Information to its own employees, agents or consultants, the receiving party shall issue, or shall have issued, appropriate instructions to satisfy its obligations under the Agreement. Any agents or consultants to whom the disclosing party’s Confidential Information is to be disclosed shall be first bound, by agreement in writing, to observe terms of confidentiality which are at least as stringent as those set out in the Agreement.

(c)
Confidential Information shall be maintained by the receiving party in the same manner as the receiving party keeps its own Confidential Information of a similar nature and, in any event, the Confidential Information shall be kept in accordance with reasonable and prudent standards.

(d)	The receiving party shall not be liable for disclosure of the Confidential Information where disclosure is made in either of the following cases:
(i)	the Confidential Information had already entered the public domain other than through a breach of the Agreement;
(ii)	prior to disclosure, the Confidential Information was lawfully obtained by the receiving party from a third party or parties without restriction on disclosure and without a breach of the Agreement;
(iii)	the Confidential Information was known to the receiving party without restriction on disclosure prior to its initial disclosure by the other;
(iv)	the Confidential Information is independently developed by the receiving party; or
(v)
the disclosure is required by law and/or pursuant to an order of a court, administrative tribunal, or other body having the power to compel the production of Confidential Information, or pursuant to a government directive or policy. Such disclosure shall be made only to the extent so ordered and, where permitted by law, the receiving party shall notify the disclosing party of such disclosure.

(e)	The Mint is subject to the Access to Information Act (Canada) and is required thereunder to respond within statutory deadlines to any access to information request. In so doing, the Mint will manage any disclosure of records it deems responsive in its control in accordance with the Access to Information Act and will redact commercially sensitive third-party information as permitted by law. The Mint is subject to the Privacy Act (Canada), which is the Canadian federal public sector privacy legislation regarding the collection, use, disclosure and protection of personal information. The Privacy Act requires that the Mint only use personal information for the purposes for which it is collected. The Mint will comply with the applicable requirements of the Privacy Act and will not share personal information collected through its due diligence activities with any third party, including but not to limited to, the Sponsor and the Trustee.
24.	Survival
The parties’ respective accrued rights and obligations, as well as the provisions which by the nature of the rights or obligations might reasonably be expected to survive, will survive the termination of the Agreement, in addition to any other provisions which survive by operation of law.
25.	Investment Advice
It is understood and agreed that, as part of its services under the Agreement, the Mint has not undertaken a duty to supervise the Customer’s investment in, or to make any recommendation to the Customer with respect to, the purchase, sale and/or other disposition of any ESG Approved Gold or the balance of ESG Approved Gold the Customer maintains in inventory.
26.	Reserved.
27.	Entire Agreement
This Agreement, the Gold Trading and Custody Agreement and the Letter Agreement (collectively, the “Agreements”) constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all previous negotiations and documents in relation thereto. There are no warranties, conditions, and/or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in the Agreements. No reliance is placed on any warranty, representation, opinion, advice and/or assertion of fact made either prior to or contemporaneous with the entering into the Agreements by any party to the Agreement to any other party to the Agreements, except to the extent that the same has been reduced to writing and included as a term of the Agreements, and none of the parties to the Agreements has been induced to enter into the Agreements by reason of any such warranty, representation, opinion, advice and/or assertion of fact. Accordingly, there is no liability, either in tort and/or in contract, assessed in relation to any such warranty, representation, opinion, advice and/or assertion of fact, except to the extent contemplated in the Agreements.
28.	Counterparts
The Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. Delivery by facsimile or by electronic transmission in portable document format (PDF) of an executed counterpart of the Agreement is as effective as delivery of an originally executed counterpart of the Agreement. Each party agrees that the electronic signatures of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures

IN WITNESS WHEREOF, each of the parties hereto has caused the Agreement to be executed on its behalf by its duly authorized representative(s) as of the date and year first written above.
ROYAL CANADIAN MINT	SPROTT ASSET MANAGEMENT LP, by its general partner, SPROTT ASSET MANAGEMENT GP INC.

/s/ Tom Froggatt	/s/ W. Whitney George
Tom Froggatt	Name: W. Whitney George
Chief Commercial Officer	Title: Director

/s/ Lenard Cheung
Lenard Cheung
Acting Vice-President Finance and
Administration & CFO

SPROTT ESG GOLD ETF, by SPROTT ASSET MANAGEMENT LP, in its capacity as the sponsor

/s/ W. Whitney George
Name: W. Whitney George
Title: Director